UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 26 through September 28 the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust previously converted amortization and accelerated amounts in the amount of $975,000 for the temporary Conversion Price Reduction. Pursuant to this adjustment the Company issued an additional 346,903 shares of common stock to make the effective pre-installment conversion price $2.50 per share. These conversions will no longer be subject to future deferrals.

On September 30 in accordance with the terms of the 2015 Notes certain holders of the Notes elected to defer $12,025,300 of principal that had previously been converted in connection with the amortization date of September 30, 2016. An additional 101,897 shares of common stock were issued and 94,959 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date was applied to the conversion true-up adjustment to make the installment period conversion price $1.87 per share. 43,535 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date remain as a credit against future issuances.

On September 30 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016.  In connection with the pre-installments, the Company issued 311,000 shares of common stock upon the conversion of $580,886 principal amount of 2015 Notes at a conversion price of $1.87 per share.

As of September 30, 2016 a total principal amount of $8,003,121 of the 2015 Notes has been permanently converted into shares of common stock and a principal amount of $580,886 has been converted that is subject to deferrals. $13,515,993 principal remains to be converted, subject to deferrals. A total of $11.3 million of the proceeds from the 2015 Notes has been released to the Company including $4.6 million at closing and $6.7 million from the restricted cash accounts. $7.1 million remains in the restricted accounts to be released to the Company upon future installments.

The Company previously filed an 8-K on September 23, 2016 and reported 1,760,415 shares outstanding therefore as of September 30, 2016 there are 2,520,215 shares of common stock issued and outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

On September 26, 2016, the holders of the 2015 Notes approved a temporary Conversion Price Reduction as permitted in the terms of the Notes whereby up to an aggregate of $2.5 million will be permitted to be converted at a conversion price of $2.50. These conversions will not be subject to future deferrals.

In connection with the temporary Conversion Price Reduction and conversions described in Item 3.02 hereof (the “Conversions”), the exercise prices or conversion prices of certain of our issued and outstanding securities were automatically adjusted to take into account the reduced conversion price of the 2015 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of September 30, 2016, the Company had outstanding Class A Warrants to purchase 52 shares and Class B Warrants to purchase 33 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, on September 26, 2016, the exercise price for the Class A and Class B Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

Common Stock Warrants

As of September 30, 2016, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, on September 26, 2016, the exercise price for certain Common Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

Series B Warrants

As of September 30, 2106, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company. The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series B Warrants.  Therefore, on September 30, 2016, the exercise price for the Series B Warrants was adjusted to $280,315 per share of common stock.

Series G Warrants

As of September 30, 2016, the Company had outstanding Series G Warrants to purchase 38,438 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, on September 26, 2016, the exercise price for the Series G Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: September 30, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer